                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                             EXCHANGE ACT OF 1934

     Filed by the registrant /X/
     Filed by a party other than the registrant / /
     Check the appropriate box:

     / / Preliminary proxy statement
     /X/ Definitive proxy statement
     / / Definitive additional materials
     / / Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                                  ZILA, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)
Payment of filing fee (Check the appropriate box):
     /X/ $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

     / / $500 per each party to the controversy pursuant to Exchange Act Rule
         14a-6(i)(3).

     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transactions applies:

--------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:1

--------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------
     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registrations statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

--------------------------------------------------------------------------------
     (2) Form, schedule or registration statement no.:

--------------------------------------------------------------------------------
     (3) Filing party:

--------------------------------------------------------------------------------
     (4) Date filed:

--------------------------------------------------------------------------------
  1 Set forth the amount on which the filing fee is calculated and state how it was determined.

                                   ZILA, INC.
                              5227 NORTH 7TH STREET
                           PHOENIX, ARIZONA 85014-2800
                                 (602) 266-6700

        -----------------------------------------------------------------

                           NOTICE AND PROXY STATEMENT
                       FOR ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON DECEMBER 8, 1995

        -----------------------------------------------------------------

To the Holders of Our Common Stock:

         The 1995 Annual Meeting of Stockholders of Zila, Inc. (the "Company") will be held at Marriott's Camelback Inn, 5402 East Lincoln Drive, Scottsdale, Arizona 85253 on December 8, 1995, at 9:00 a.m., local time. The Annual Meeting will be for the following purposes:

      1. To elect seven directors to the Company's Board to serve for the next year or until their successors are elected.

      2. To ratify the selection of Deloitte & Touche LLP as the independent public accounting firm for the Company for the fiscal year ending July 31, 1996.

      3. To amend the Company's Stock Option Award Plan to increase the number of authorized shares thereunder from 4,000,000 to 5,000,000.

      4. To amend the Company's Non-Employee Directors Stock Option Plan to increase the number of authorized shares thereunder from 100,000 to 200,000.

      5. To transact such other business as may properly come before the Annual Meeting. Management is presently aware of no other business to come before the Annual Meeting.

         The Board of Directors has fixed the close of business on October 31, 1995 as the Record Date for the determination of Stockholders entitled to receive notice of and to vote at the Annual Meeting or any adjournment thereof. Shares of Common Stock can be voted at the Annual Meeting only if the holder is present at the Annual Meeting in person or by valid proxy. A copy of the Company's 1995 Annual Report to Stockholders, which includes the Company's consolidated financial statements, was mailed with this Notice and Proxy Statement on or about November 7, 1995 to all Stockholders of record on the Record Date. The officers and directors of the Company cordially invite you to attend the Annual Meeting.

         Your attention is directed to the attached Proxy Statement.

                                            By Order of the Board of Directors,

                                               /s/  Janice L. Backus
                                               --------------------------------
                                                    Janice L. Backus
                                                    Secretary

Phoenix, Arizona
November 7, 1995
                                    IMPORTANT

            Stockholders are earnestly requested to DATE, SIGN and MAIL the enclosed proxy. A postage paid envelope is provided for mailing.

                                   ZILA, INC.
                              5227 NORTH 7TH STREET
                           PHOENIX, ARIZONA 85014-2800
                                 (602) 266-6700

                 ----------------------------------------------

                                 PROXY STATEMENT

                 ----------------------------------------------


         This Proxy Statement is furnished to the stockholders of Zila, Inc., a Delaware corporation (the "Company"), in connection with the solicitation of proxies to be used in voting at the Annual Meeting of Stockholders (the "Annual Meeting") to be held on December 8, 1995. The enclosed proxy is solicited by the Board of Directors (the "Board") of the Company. The proxy materials were mailed on or about November 7, 1995 to stockholders (the "Stockholders") of record at the close of business on October 31, 1995 (the "Record Date").

         A person giving the enclosed proxy has the power to revoke it at any time before it is exercised by either: (i) attending the Annual Meeting and voting in person; (ii) duly executing and delivering a proxy bearing a later date; or (iii) sending written notice of revocation to the Secretary of the Company at 5227 North 7th Street, Phoenix, Arizona 85014-2800.

         The Company will bear the cost of the solicitation of proxies, including the charges and expenses of brokerage firms and others who forward solicitation material to beneficial owners of the Common Stock. In addition to the use of the mail, proxies may be solicited by personal interview, telephone, or telegraph. The Company has arranged for Corporate Investor Communications, Inc. to serve as its proxy solicitation agent. In such capacity, Corporate Investor Communications, Inc. will coordinate the distribution of proxy materials to Stockholders and oversee the return of proxy cards. The fees for these services is estimated to be $4,500.

                          VOTING SECURITIES OUTSTANDING

         Only holders of record of Common Stock at the close of business on October 31, 1995 will be entitled to vote at the Annual Meeting. At that date, there were 24,481,913 shares of Common Stock outstanding. Each share of Common Stock is entitled to one vote on all matters on which Stockholders may vote. There is no cumulative voting in the election of directors.

         Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspectors of election appointed for the meeting and will determine whether or not a quorum is present. The inspectors of election will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but as unvoted for purposes of determining the approval of any matter submitted to the Stockholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

                               BOARD OF DIRECTORS

IN GENERAL

         At the Annual Meeting, seven directors will be elected, each to hold office until the Company's next annual meeting of Stockholders or until his successor is elected and qualified. Subject to the requirements of applicable Delaware law, the Board may from time to time determine the number of directors of the Company.

         The shares represented by the enclosed proxy will be voted for the election, as directors, of the seven nominees named below, unless a vote is withheld from any individual nominee. If any nominee becomes unavailable for any reason or if a vacancy should occur before election, which events are not anticipated, the shares represented by the enclosed proxy may be voted for such other person as may be determined by the holders of such proxy. The nominees receiving the highest number of votes cast at the Annual Meeting will be elected.

INFORMATION CONCERNING DIRECTORS AND NOMINEES

         Information regarding the names, ages, positions with the Company and the Board, and business experience of each of the directors and nominees is set forth below. Each director has served continuously with the Company since his first election as indicated below.


                                                                        DIRECTOR
         NAME                 AGE             POSITION(S)                SINCE
         ----                 ---             -----------                -----
 Joseph Hines                 67       Chairman of the Board,             1983
                                       President and Chief
                                       Executive Officer

 Clarence J. Baudhuin (1)     66       Executive Vice President of        1983
                                       Finance and Administration,
                                       Treasurer and Director

 Dr. James E. Tinnell (1)     58       Director                           1980

 Carl A. Schroeder (1)        66       Director                           1984

 H. Ray Cox (2)               61       Director                           1989

 Patrick M. Lonergan (2)      60       Director                           1992

 Michael S. Lesser (2)        53       Director                           1995

---------------

    (1)  Member of the Audit Committee
    (2)  Member of the Compensation Committee.

         JOSEPH HINES has served as President and Chief Executive Officer of the Company since 1983. From 1976 until 1983, Mr. Hines owned and operated Desert Valley Companies, Inc., a management consulting firm headquartered in Phoenix, Arizona. From 1966 until 1976, Mr. Hines served as Chief Executive Officer of several subsidiaries of Dart Industries, formerly Rexall Drug and Chemical Company.

         CLARENCE J. BAUDHUIN has served the Company in his present capacity since 1983. Mr. Baudhuin also served as Secretary of the Company from September 1983 until April 1989. From May 1981 until July 1983, Mr. Baudhuin acted as Senior Vice President of Finance for Mattel Toy Company. Prior to that time, Mr. Baudhuin was Senior Vice President of the Chemical-Plastics Group of Dart Industries. Mr. Baudhuin is a certified public accountant.

         DR. JAMES E. TINNELL graduated from the University of Arkansas School of Medicine and has been engaged in private practice since 1965. Since 1979, Dr. Tinnell has limited his professional practice to the treatment of herpes virus patients at the Herpes Clinic in Las Vegas, Nevada. From 1974 until 1979, Dr. Tinnell was the resident physician at a major hotel and casino in Las Vegas, Nevada.

         CARL A. SCHROEDER is, and since September 1991 has been, the President of Dixon Capital Corp. Between 1982 and September 1991, Mr. Schroeder was a private business consultant. Mr. Schroeder was also a principal in certain mining, drilling and farming operations from 1987 to 1992. From 1977 to 1982, he served as Chief Financial Officer with a high technology division of the MEAD Corporation. Mr. Schroeder received an engineering degree from MIT and an MBA degree from Harvard Business School.

         H. RAY COX is, and since August 1, 1991 has been, President and Chief Executive Officer of Broadcast Development LLC in Phoenix, Arizona. From 1984 to 1991 he served as Senior Vice President of Corporate Affairs of The Circle K Corporation in Phoenix, Arizona. Prior to that time, Mr. Cox served as President of Cox Investor Relations from 1981 to 1984, as Senior Vice President of Charter Media Company from 1979 to 1981, and as Executive Vice President of Combined Communications Corporation from 1968 to 1979.

         PATRICK M. LONERGAN is the co-founder of Numark Laboratories, Inc. and has served as its President since January 1989. Prior to co-founding Numark, Mr. Lonergan was employed in various capacities by Johnson & Johnson Products Inc., or one of its affiliates, from 1973 through December 1989, most recently as Vice President & General Manager.

         MICHAEL S. LESSER is the founder of Lesser & Roffe Company, a business development consulting company, and has served as its Chief Executive Officer since 1990. Prior to founding Lesser and Roffe Company, Mr. Lesser served as President of Ogilvy & Mather Co., Inc. from 1989 to 1990, as Chairman and Chief Executive Officer of Lowe Marschalk Co., Inc. (a subsidiary of Revlon) from 1980 to 1989, and as Executive Vice President and General Manager of Norcliff Thayer, Inc. (a subsidiary of Interpublic) from 1973 to 1979.

MEETINGS AND COMPENSATION

         During the fiscal year ended July 31, 1995, the Board of Directors of the Company met on four occasions. All other actions taken by the Board of Directors during the fiscal year ended July 31, 1995, were accomplished by means of unanimous written consent. During the period in which he served as director, each of the directors attended 75% or more of the meetings of the Board of Directors and of the meetings held by committees of the Board on which he served.

         The Compensation Committee of the Board of Directors, which met once during the fiscal year ended July 31, 1995, administers the Company's Stock Option Award Plan, reviews all aspects of compensation of the Company's officers and makes recommendations on such matters to the full Board of Directors. The Audit Committee, which met once during the fiscal year ended July 31, 1995, makes recommendations to the Board concerning the selection of outside auditors, reviews the financial statements of the Company and considers such other matters in relation to the internal and external audit of the financial affairs of the Company as may be necessary or appropriate in order to facilitate accurate and timely financial reporting. The Company does not maintain a standing nominating committee or other committee performing similar functions.

DIRECTORS' COMPENSATION

         Non-employee members of the Board of Directors receive no cash compensation for serving on the Board; however, such members are reimbursed for expenses incurred in connection with their attendance at meetings of the Board.

         In 1989, the Board of Directors adopted and the Stockholders approved the Company's Non-Employee Directors Stock Option Plan (the "Directors Plan"). Under the terms of the Directors Plan, immediately exercisable options to purchase 2,500 shares of Common Stock are granted to each non-employee member of the Board of Directors on the third trading day following the day the Company publicly announces its year-end financial results for the immediately preceding fiscal year; provided, however, that options may not be granted to any non-employee director who, during the fiscal year immediately preceding the grant date, attended less than 75% of the Board meetings and committee meetings (if he is a member of such committee) held while he was a member of the Board of Directors. The per share price at which the options may be exercised is the average of the closing bid and asked prices of the Common Stock on the date of grant. The term of each option granted under the Directors Plan is five years from the date of grant. The Board may from time to time amend the Directors Plan in whole or in part in such respects as the Board may deem advisable or may terminate the Directors Plan. See Proposal No. 4--Proposed Increase in Shares Authorized for Issuance under the Non-Employee Directors Stock Option Plan.

         On November 3, 1995 and November 3, 1994 each non-employee director, other than Mr. Lesser, was granted an option to purchase 2,500 shares of Common Stock at per share exercise prices of $4.00 and $3.625, respectively. As of September 30, 1995, options to purchase 10,000 shares of Common Stock granted under the Directors Plan have been exercised.

                             EXECUTIVE COMPENSATION

         The table below sets forth annual and long-term compensation for services in all capacities to the Company for the fiscal years ended July 31, 1995, 1994 and 1993, of the persons who were, at July 31, 1995: (i) the Chief Executive Officer and (ii) the other executive officers of the Company (the "Named Officers") whose total annual salary and bonus exceeded $100,000:

                           SUMMARY COMPENSATION TABLE

                                                                            Long-Term
                                                   Annual Compensation     Compensation
                                                   -------------------     ------------

 Name and Principal Position                Year           Salary        Stock Options(#)
 ---------------------------                ----           ------        ----------------
 Joseph Hines                               1995        $158,292             22,430
 President, Chief Executive Officer and     1994         156,504             21,290
 Director                                   1993         151,344             20,220

 Clarence J. Baudhuin                       1995         150,372             21,640
 Executive Vice President-Finance and       1994         148,252             20,530
 Administration and Director                1993         143,780             19,470

 Edwin Pomerantz                            1995         124,368             18,840
 Vice President-Regulatory and Technical    1994         122,613             17,820
 Affairs                                    1993         118,912             16,840

EMPLOYMENT AGREEMENTS

         In February, 1992, the Company entered into five-year employment agreements with Joseph Hines and Clarence Baudhuin and a three-year employment agreement with Edwin Pomerantz. These agreements established minimum annual base salaries for Mr. Hines, Mr. Baudhuin and Mr. Pomerantz of $148,176, $140,772 and $116,424, respectively. The current salaries of the foregoing officers were authorized by the Board of Directors at the 1993 Annual Meeting of the Board of Directors. The employment agreements are automatically extended for successive one year periods unless a nonrenewal notice is given by the Company or the respective officer sixty days prior to the end of any renewal term. In the event the Company terminates Mr. Hines or Mr Baudhuin without cause, their respective employment agreements require that the Company give them a five year notice of termination. Mr. Pomerantz is entitled to a three years notice. The employment agreements define "cause" generally as refusal to follow the board's directions; acts of willful misconduct, dishonesty, or reckless disregard of responsibilities with respect to the Company; or conviction of a felony.
In the event of a change in control of the Company (as defined in the employment agreement), Mr. Hines and Mr. Baudhuin may elect to terminate their respective employment and receive a lump sum payment of an amount equal to five times their current base salary. Mr Pomerantz has the same rights except that he is entitled to three times his then current salary. Each of the agreements prohibits the respective officers from competing with the Company for a period equal to the then uncompleted term of their agreement, but in any event not less than one year, if they voluntarily leave the employment of the Company.

         The following table sets forth information with respect to grants of stock options pursuant to the Company's Stock Option Award Plan during the fiscal year ended July 31, 1995 to the Named Officers.

                        OPTION GRANTS IN LAST FISCAL YEAR

                                              Individual Grants
                          ----------------------------------------------------------   Potential Realizable
                                                                                             Value at
                                                                                          Assumed Annual
                                                                                             Rates of
                                                                                            Stock Price
                                           % of Total                                    Appreciation for
                                            Options                                       Option Term(3)
                                           Granted to     Exercise or                   --------------------
                             Option       Employees in    Base Price     Expiration
 Name                     Granted(1)(#)   Fiscal Year   (per share)(2)     Date         5% ($)       10% ($)
 ----                     -------------   ------------  --------------   ----------    -------      --------

Joseph Hines                22,430           14.5         $3.21875       12/9/04      $45,404      $115,062

Clarence J. Baudhuin        21,640           14.0         $3.21875       12/9/04       43,804       111,010

Edwin Pomerantz             18,840           12.2         $3.21875       12/9/04       38,136        96,646

---------------

(1) All options granted in the fiscal year ended July 31, 1995 are fully vested.

(2) All options were granted at the fair market value (the mean of the final closing bid and asked prices of the Common Stock on the NASDAQ) on the date of grant. The exercise price and tax withholding obligations related to exercise may be paid by delivery of already owned shares or by offset of the underlying shares, subject to certain conditions.

(3) Potential gains are reported net of the option exercise price, but before taxes associated with exercise. These amounts are based upon certain assumed rates of appreciation. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock and overall stock market conditions, as well as the option holder's continued employment. The amounts reflected in this table may not necessarily be achieved.

         The following table sets forth information with respect to the exercise of stock options pursuant to the Company's Stock Option Award Plan during the fiscal year ended July 31, 1995 by the Named Officers.

               AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                        OPTION VALUE AS OF JULY 31, 1995

                                                                                       Value of Unexercised
                                                     Number of Unexercised                 In-the-Money
                                                           Options at                       Options at
                                                      Fiscal Year End (#)               Fiscal Year End ($)
                                                  ---------------------------    --------------------------------
                   Shares
                 Acquired on         Value
Name             Exercise(#)    Realized ($)(1)   Exercisable   Unexercisable    Exercisable(2)  Unexercisable(2)
----             -----------    ---------------   -----------   -------------    --------------  ----------------
Joseph Hines         -0-              -0-           338,940           --            $611,480          $   --


Clarence J.          -0-              -0-           261,640           --             444,385              --
Baudhuin

Edwin                -0-              -0-           203,500           --             381,701              --
Pomerantz

---------------

(1) Represents the market value of the underlying securities on the date of exercise, minus the exercise price of the options.

(2) Represents the difference between the bid and asked closing prices ($4.09) of the Company's Common Stock on July 31, 1995 and the exercise price of the options.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         Compensation Philosophy. Decisions on compensation of the Company's executive officers are made by the three member Compensation Committee of the Board of Directors (the "Committee"). Each member of the Committee is a non-employee director. The Committee is responsible for setting and administering the policies which govern both annual compensation and stock ownership programs. The Committee follows the belief that compensation should be based upon the following subjective principles:

         - Compensation programs should reflect and promote the Company's values, and reward individuals for contributions to the Company's success.

         - Compensation should be related to the value created for stockholders.

         - Compensation programs should integrate the long- and short-term strategies of the Company.

         - Compensation programs should be designed to attract and retain executives critical to the success of the Company.

         - Stock ownership by management and stock-based compensation plans are beneficial in aligning management's and the stockholders' interest in the enhancement of stockholder value.

         Total compensation for each member of senior management is set by the Committee at levels which it believes are competitive in relation to companies of similar type and size; however, no independent investigation of such levels has been conducted by the Committee. The components of executive compensation include salary, equity participation in the Company in the form of options to purchase common stock, and a bonus plan. Compensation for executive officers of the Company is usually set by the Committee in December of each fiscal year. Due to the level of compensation received by the officers of the Company, the Committee has not yet deemed it necessary to adopt a policy regarding the one million dollar cap on deductibility of certain executive compensation under
Section 162(m) of the Internal Revenue Code.

         Base Salary. Messrs. Hines, Baudhuin, and Pomerantz each have an employment agreement with the Company establishing an annual base salary that is subject to increase, but not decrease, at the discretion of the Board of Directors. See Executive Compensation--Employment Agreements. Salary recommendations are submitted annually to the Committee by senior management. In evaluating such recommendations, the Committee takes into account management's efforts to improve net sales and expand the number of markets into which the Company's products are distributed and sold. The Committee also takes into account management's consistent commitment to the long-term success of the Company through the development of new and improved products, as well as management's innovative financing arrangements for the Company's marketing programs. Such efforts have permitted the Company to initiate marketing programs more extensive than what might otherwise be available to a company of similar size and with similar resources. These unique marketing programs link the repayment of the marketing funds to the success of the products being marketed.

         Based upon its evaluation of these factors, the Committee believes that senior management is dedicated to achieving long-term financial improvements, and that the compensation policies, plans and programs administered by the Committee contribute to management's commitment. The Committee attempts to assimilate all of the foregoing factors when it renders its compensation decisions; however, the Committee recognizes that its decisions are primarily subjective in nature due to the subjective nature of the criteria. The Committee does not assign any specified weight to the criteria it considers.

         Base salary recommendations are fixed at levels which the Committee believes is paid to management with comparable qualifications, experience and responsibilities at other corporations of similar size engaged in similar business as the Company; however, no independent investigation of such levels has been conducted by the Committee. The Committee's recommendations are offered to the full Board of Directors. The Committee's recommendation is ultimately ratified, changed, or rejected by the full Board of Directors. In the past three fiscal years, the average annual salary increase for the Chief Executive Officer has been approximately 1.7%, and the average annual salary increase for other senior management has been approximately 1.55%.

         Options. The Committee administers the Company's Stock Option Award Plan (the "Award Plan"). All employees of the Company are eligible to participate in the Award Plan. The exercise price of options granted under the Award Plan is never less than the fair market value of the Company's common stock on the day of grant. The number of options granted by the Committee are based upon the Committee's evaluation of the same factors described above under "Base Salary." The Committee also takes into account the relative scope of accountability and the anticipated performance requirements and contributions of each employee, as well as each employee's current equity participation in the Company. In addition, the Committee seeks the recommendation of senior management with respect to options granted to all employees of the Company, including the Chief Executive Officer and senior management. During the fiscal year ending July 31, 1995, the Committee granted options representing 154,280 shares of Common Stock under the Award Plan.

         Bonus. Bonus compensation is paid under the Company's Performance Bonus Plan (the "Bonus Plan"). The Performance Bonus Plan was adopted by the Board of Directors and the Committee during fiscal 1993 and, as of the date of this report, no bonuses have been awarded. Bonuses awarded under the Bonus Plan may not exceed 30% of an employee's annual base salary. The components which are considered under the terms of the Bonus Plan are the Company's net sales, the Company's sales volume, and the employee's job performance. All employees are eligible for a bonus of up to 15% of their respective base salaries if the Company's annual net profits improve by 25% over the prior year and a bonus of up to 7.5% of their respective base salaries if the Company's annual sales volume increases by more than 75% over the prior year. Performance components of the employee's bonus may be as great as 7.5% and are based upon subjective criteria.

         Chief Executive Officer. Mr. Hines has served as President and Chief Executive Officer of the Company since 1983. As Chief Executive Officer, Mr. Hines receives a base salary as well as stock options under the Award Plan and is eligible to participate in the Bonus Plan. In February 1992, the Company entered into an employment agreement with Mr. Hines that establishes his annual base salary at $148,176, subject to increase, but not decrease at the discretion of the Board of Directors. See Executive Compensation--Employment Agreements. This annual base salary was the result of negotiations between Mr. Hines and the Company and was based upon the factors and criteria discussed above. The Committee's evaluation process of the Chief Executive Officer's compensation is comprised of the exact same components that are utilized in evaluating other members of senior management. Mr. Hines' current base salary was set at the 1993 Annual Meeting of the Board of Directors. Mr Hines's salary was not increased by the Board at its 1994 Annual Meeting. During the fiscal year ended July 31, 1995, the Committee granted Mr. Hines options to purchase a total of 22,430 shares of the Company's Common Stock under the Award Plan. All the options were granted at fair market value, were immediately exercisable, and expire ten years after the date of grant.


                                                  Compensation Committee

                                                  Patrick M. Lonergan, Chairman
                                                  H. Ray Cox
                                                  Michael S. Lesser

                  SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS
                                 AND MANAGEMENT

         The following table sets forth, as of September 30, 1995, the number and percentage of outstanding shares of Common Stock beneficially owned by (a) each person known by the Company to beneficially own more than 5% of such stock,
(b) each director of the Company, (c) each of the Named Officers, and (d) all directors and executive officers of the Company as a group.


Name and Address of                    Shares Beneficially         Percent of
Beneficial Owner                              Owned               Common Stock
------------------                     -------------------        ------------

Joseph Hines(1)                             1,348,942(2)              5.5%

Clarence J. Baudhuin(1)                     1,135,290(3)              4.6%

Edwin Pomerantz(1)                            486,233(4)              2.0%

James E. Tinnell, M.D.(1)                     420,477(5)              1.7%

Carl Schroeder(1)                              20,000(6)               *

H. Ray Cox(1)                                  16,831(7)               *

Patrick M. Lonergan(1)                         12,331(8)               *

Michael S. Lesser(1)                             -0-                   *

All officers and directors as a group
(9 persons)                                 3,676,452(9)            14.5%

-----------------------------------
*        Represents less than one percent.

(1) The address of this stockholder is c/o Zila, Inc., 5227 North 7th Street, Phoenix, Arizona 85014-2800.

(2) Includes 338,940 shares of Common Stock which are subject to unexercised options that were exercisable on September 30, 1995 or within sixty days thereafter.

(3) Includes 261,640 shares of Common Stock which are subject to unexercised options that were exercisable on September 30, 1995 or within sixty days thereafter and 9,000 shares of Common Stock held in trust for the benefit of Mr. Baudhuin's son.

(4) Includes 203,500 shares of Common Stock which are subject to unexercised options that were exercisable on September 30, 1995 or within sixty days thereafter.

(5) Includes 10,000 shares of Common Stock which are subject to unexercised options that were exercisable on September 30, 1995 or within sixty days thereafter.

(6) Includes 10,000 shares of Common Stock which are subject to unexercised options that were exercisable on September 30, 1995 or within sixty days thereafter and 10,000 shares of Common Stock which are subject to warrants that were exercisable on September 30, 1995 or within sixty days thereafter.

(7) Includes 250 shares of Common Stock held jointly with Mr. Cox's wife, and 10,000 shares of Common Stock which are subject to unexercised options that were exercisable on September 30, 1995 or within sixty days thereafter.

(8) Includes 7,500 shares of Common Stock which are subject to unexercised options that were exercisable on September 30, 1995 or within sixty days thereafter.

(9) Includes the shares of Common Stock subject to the options and warrants to purchase described above and 161,090 shares of Common Stock which are subject to unexercised options that were exercisable on September 30, 1995 or within sixty days thereafter.

                COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

         Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's officers and directors, and persons who beneficially own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the National Association of Securities Dealers Automated Quotation System. Officers, directors and greater than ten-percent stockholders are required by Exchange Act regulations to furnish the Company with copies of all Section 16(a) forms they file.

         Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms were required for such persons, the Company believes that during the fiscal year ended July 31, 1995, all filing requirements applicable to its officers, directors, and greater than ten-percent beneficial owners were complied with.

                              CERTAIN TRANSACTIONS

         On July 16, 1980, Dr. Tinnell, a member of the Company's Board of Directors, assigned to the Company's predecessor his rights in a patent application covering the original formulation for ZILACTIN(R), and all rights to any improvements to the ZILACTIN(R) formulation, and to any patents granted by the United States or foreign countries. In consideration for the assignment, the Board agreed to pay Dr. Tinnell a royalty of five percent of the Company's gross sales of the treatment composition. For the fiscal year ended July 31, 1995, Dr. Tinnell earned royalties of $263,311, and was paid royalties of $254,485 by the Company, which included $22,408 accrued as of July 31, 1994. As of July 31, 1995, the Company accrued royalties of $31,234 attributable to Dr. Tinnell.

                         [STOCK PRICE PERFORMANCE GRAPH]

         The graph below compares the cumulative total return of the Company's Common Stock with the NASDAQ stock market index (U.S. companies) and the NASDAQ pharmaceutical index from July 31, 1990 to July 31, 1995.


Measurement Period                                                   NASDAQ
(Fiscal Year Covered)     Zila, Inc.   NASDAQ Stock Market-US    Pharmaceutical

     7/90                   100                100                    100
     7/91                   144                118                    185
     7/92                   112                139                    214
     7/93                   150                169                    171
     7/94                   182                174                    152
     7/95                   191                243                    214

                              ELECTION OF DIRECTORS

                                (PROPOSAL NO. 1)

         At the Annual Meeting, the Company will seek the election of Joseph Hines, Clarence J. Baudhuin, Dr. James E. Tinnell, Carl A. Schroeder, H. Ray Cox, Patrick M. Lonergan, and Michael S. Lesser as directors, each to hold office until the Company's next annual meeting of Stockholders or until his successor is elected and qualified.

REQUIRED VOTE

         The seven nominees receiving the highest number of votes cast at the Annual Meeting will be elected.

         THE BOARD RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF JOSEPH HINES, CLARENCE J. BAUDHUIN, DR. JAMES E. TINNELL, CARL A. SCHROEDER, H. RAY COX, PATRICK M. LONERGAN, AND MICHAEL S. LESSER.

                           RATIFICATION OF APPOINTMENT
                             OF INDEPENDENT AUDITORS

                                (PROPOSAL NO. 2)

         The principal independent public accounting firm utilized by the Company during the fiscal years ended July 31, 1993, 1994, and 1995 was Deloitte & Touche LLP, independent certified public accountants (the "Auditors"). It is presently contemplated that the auditors will be retained as the principal accounting firm to be utilized by the Company throughout the fiscal year ending July 31, 1996. The Company anticipates that a representative of the Auditors will attend the Annual Meeting for the purpose of responding to appropriate questions. At the Annual Meeting, a representative of the Auditors will be afforded an opportunity to make a statement if the Auditors so desire.

REQUIRED VOTE

         Ratification of the selection of the Auditors requires the affirmative vote of a majority of the voting power of Common Stock present at the Annual Meeting in person or by proxy.

         THE BOARD RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE SELECTION OF THE AUDITORS.

                           PROPOSED INCREASE IN SHARES
                          AUTHORIZED FOR ISSUANCE UNDER
                           THE STOCK OPTION AWARD PLAN

                                (PROPOSAL NO. 3)

GENERAL

         At the Annual Meeting, the Company will seek stockholder approval of an amendment to the Company's Stock Option Award Plan (the "Award Plan") to increase the number of shares authorized for issuance under the Award Plan from 4,000,000 to 5,000,000. The Award Plan provides officers and other employees with an incentive to achieve and sustain a superior level of performance by enabling them to acquire a proprietary interest in the Company. The Company's Board of Directors approved the amendment to the Award Plan on October 25, 1995, and directed that the amendment be submitted as a proposal for shareholder approval at the Annual Meeting. The Award Plan was originally adopted in 1988.

PLAN PROVISIONS

         Under the Award Plan, the Company is authorized to grant options qualifying as "incentive stock options" or "nonstatutory stock options" to purchase shares of the Company's Common Stock. As more fully described below, incentive stock options have tax attributes that differ from nonstatutory stock options. Incentive and nonstatutory stock options are collectively referred to below as "Options."

         The Award Plan is administered by the Board of Directors or a committee of the Board of Directors that satisfies the disinterested administration requirements of Rule 16b-3 of the Securities Exchange Act of 1934 (the "Exchange Act") (hereinafter referred to as the "Board"). Among other things, the Board has the authority to (i) select the employees to whom Options will be granted,
(ii) determine the number of Options (and shares subject to such Options) to be granted to each employee, (iii) determine the exercise price per share of Options granted, (iv) determine whether such Options are to be incentive or nonstatutory stock options, and (v) interpret and administer the Award Plan.

         Options may be granted to employees of the Company and its subsidiaries, including officers who are members of the Board of Directors. Officers and other employees of the Company and its subsidiaries who, in the opinion of the Board, are responsible for the continued growth and development and financial success of the business of the Company or its subsidiaries are eligible to be granted Options under the Award Plan.

         Options are evidenced by written agreements between the Company and the holder of the Option containing provisions determined by the Board. Options will become exercisable within such period or periods as set forth in the stock option agreement relating to such grant (the "Option Period"), but not to exceed ten years (not to exceed five years for incentive stock options granted to ten percent stockholders). The exercise price of an incentive stock option will be set by the Board, but will in no instance be less than the fair market value (the mean of the final closing bid and asked prices of the Common Stock on the NASDAQ) on the date of grant

(110% of the fair market value in the case of incentive stock options granted to ten percent stockholders). An Option may be exercised as to such number of shares of Common Stock as set forth in the stock option agreement; provided, however, no Option may be exercised for less than the lesser of 100 shares or the full number of shares for which the Option is then exercisable.

         The exercise price of Options may be satisfied with (i) cash, (ii) shares of the Company's Common Stock having an aggregate fair market value at the time the Option is exercised equal to the exercise price (with the prior approval of the Company), (iii) a manner acceptable to the Company, or (iv) a combination of the foregoing. With the prior approval of the Company, optionees may elect to have the Company satisfy its withholding tax obligations by retaining such number of the shares subject to the Option having an aggregate fair market value on the exercise date equal to the Company's withholding tax obligations.

         The exercise price of an Option, number of shares of Common Stock subject to the Plan, and the number of shares issuable upon the exercise of each Option will be increased or decreased, as appropriate, to reflect any stock merger, consolidation, stock split, stock dividend, or other similar capital adjustment.

         An Option granted under the Award Plan may not be transferred except by bequest or inheritance and, during the lifetime of the optionee to whom granted, the Option may only be exercised by such optionee.

         Unless earlier terminated by the expiration of the Option Period, unexercised Options expire three months after an optionee's employment is terminated for any reason other than retirement or death. If termination is due to retirement, the optionee may exercise his or her Options at any time prior to the earlier of the expiration of the Option Period or the date twelve months after the optionee's date of retirement (three months after retirement in the case of an incentive stock option). If an optionee dies within the Option Period, any Options held by such optionee may be exercised at any time prior to the earlier of the expiration of the Option Period or the date twelve months after the date of optionee's death, by the executors or administrators of the optionee's estate, or by any person who acquired the Option directly from the optionee by bequest or inheritance. However, the Options of an optionee who retires or dies may be exercised within thirty days of such optionee's retirement or death even if the Option Period expires during such time. In no event may an Incentive Stock option be exercised more than ten years after the date of grant. None of the foregoing, however, applies to an Option to the extent otherwise provided in the Option Agreement relating thereto.

         The Board of Directors may amend or terminate the Award Plan at any time. No amendment of the Award Plan may increase the number of shares reserved under the Award Plan, materially increase the benefits accruing to participants under the Award Plan, or change the designation of employees eligible to participate in the Award Plan without prior shareholder approval. No amendment or termination of the Award Plan may alter or impair any rights or obligations under any Option previously granted under the Award Plan, without the consent of the holder thereof.

FEDERAL INCOME TAX CONSEQUENCES FOR OPTIONS UNDER THE AWARD PLAN

         The Award Plan is not a "qualified plan" as defined in Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), nor is it subject to the Employee Retirement Income Security Act of 1974, as amended.

         Stock options granted under the Award Plan may include both "incentive stock options" qualifying under Section 422 of the Code ("ISO") and nonstatutory stock options ("NSO"). Neither the grant of an ISO nor the exercise of an ISO by an optionee will result in income to the optionee. The ultimate sale or other disposition by the optionee of the shares of Common Stock obtained upon exercise of an ISO will result in capital gain or loss equal to the difference between the fair market value on the date of sale and the exercise price. A disposition of shares acquired pursuant to an ISO that results in a net capital gain will be taxed at the ordinary income rate (but not more than 28%). If the stock is disposed of at a price less than the exercise price, the loss will be a capital loss. In 1994, capital losses were deductible for individuals to the extent of capital gains plus an amount not exceeding $3,000 ($1,500 for married individuals filing separately).

         The Company will not be allowed a deduction with regard to an ISO at the time of its grant, its exercise or the ultimate sale of the Common Stock. However, if an optionee sells or disposes of the Common Stock prior to two years after the date of the grant of an ISO or one year after the date of exercise, the optionee will recognize compensation income on the sale to the extent the value of the Common Stock on the date of exercise exceeds the exercise price. The excess of the amount received on the sale over the value on the date of exercise (if any) will be capital gain. In the case of such a premature disposition of the Common Stock, the Company may deduct the amount of income recognized as compensation income. A person entitled to exercise an ISO after the death of an optionee may sell the Common Stock obtained on the exercise of the ISO at any time without regard to the foregoing holding period requirements.

         In the event the Board permits an ISO to be exercised with Common Stock of the Company acquired by the exercise of an ISO, the use of such stock to exercise an ISO prior to completion of the minimum holding periods applicable to such stock will be treated as a premature disposition resulting in ordinary income to the employee.

         While the exercise of an ISO will not generate compensation income at the time of exercise, the excess of the fair market value of the stock on the date of exercise over the exercise price is treated as a tax preference item for purposes of the alternative minimum tax. The impact of the alternative minimum tax rules will depend upon the individual circumstances of each employee.

         With respect to NSO's, because such options are not readily marketable, an optionee does not realize any compensation income upon the grant. Additionally, the Company may not take a tax deduction at the time of the grant. Upon exercise of a NSO, an option realizes and must report as compensation income an amount equal to the difference between the fair market value of the shares on the date of exercise and the exercise price. The Company is entitled to take a deduction at the same time and in the same amount, provided the Company withholds federal income tax in accordance with the Code and the applicable Treasury regulations.

         Subject to the approval of the Board, an optionee may make an irrevocable election to have the Company withhold from those shares that would otherwise be received upon the exercise of the Option, a number of shares having a fair market value equal to the minimum amount necessary to satisfy the Company's federal, state, local and foreign tax withholding obligations and FICA and FUTA obligations with respect to the exercise of such Option by the optionee. The Company shall be entitled if necessary or desirable to pay or withhold the amount of any tax attributable to the delivery of Common Stock under the Award Plan from other amounts payable to the optionee after giving the person entitled to receive such Common Stock notice as far in advance as practical, and may defer making delivery of such Common Stock if any such tax may be pending unless and until indemnified to its satisfaction.

         In addition to the foregoing federal tax considerations, the exercise of an Option and the ultimate sale of the shares of Common Stock acquired thereby will in most cases be subject to state income taxation. The impact of state income taxation laws will depend upon the residence and individual circumstances of each optionee.

REQUIRED VOTE

         Approval of the amendment to the Award Plan requires the affirmative vote of a majority of voting power of Common Stock present at the Annual Meeting in person or by proxy.

       THE BOARD RECOMMENDS THAT YOU VOTE FOR THE INCREASE IN SHARES AUTHORIZED FOR ISSUANCE UNDER THE STOCK OPTION AWARD PLAN.

                           PROPOSED INCREASE IN SHARES
                          AUTHORIZED FOR ISSUANCE UNDER
                  THE NON-EMPLOYEE DIRECTORS STOCK OPTION PLAN

                                (PROPOSAL NO. 4)

GENERAL

         At the Annual Meeting, the Company will seek shareholder approval of an amendment to the Company's Non-Employee Directors Stock Option Plan (the "Directors Plan") to increase the number of shares authorized for issuance under the Directors Plan from 100,000 to 200,000. The Directors Plan provides non-employee directors with an incentive to achieve and sustain a superior level of performance by enabling them to acquire a proprietary interest in the Company. The Company's Board of Directors approved the amendment to the Directors Plan on October 25, 1995 and directed that the amendment be submitted as a proposal for shareholder approval at the Annual Meeting. The Directors Plan was originally adopted in 1989.

PLAN PROVISIONS

         The Directors Plan provides for the non-discretionary grant of nonstatutory stock options ("Options") to the Company's non-employee directors. Under the Directors Plan, an Option to purchase 2,500 shares of Common Stock shall be granted annually to each non-employee director on the third trading day after the Company publicly announces its year-end financial results for the immediately preceding fiscal year. However, such Options shall not be granted to any non-employee director of the Company who during the fiscal year immediately preceding such grant date (or the period that he or she served as a director of the Company, if less than the full fiscal year) attended fewer than 75 percent of the aggregate of (i) the total number of the regularly scheduled and special meetings of the Board of Directors and (ii) the total number of meetings held by all committees of the Board on which he or she served.

         The exercise price of an Option will be the fair market value (the mean of the final closing bid and asked prices of the Common Stock on the NASDAQ) on the date of grant. The exercise price of Options may be satisfied with (i) cash,
(ii) shares of the Company's Common Stock having an aggregate fair market value at the time the Option is exercised equal to the exercise price, or (iii) a combination of the foregoing. Pursuant to the terms of the Directors Plan, all of the shares subject to an Option will be immediately exercisable upon grant. All Options granted under the Directors Plan will expire five years from the date of grant. Options are not transferrable other than by will or the laws of descent and distribution.

         The exercise price of each Option, number of shares of Common Stock subject to the Directors Plan, and the number of shares issuable upon the exercise of each Option will be increased or decreased, as appropriate, to reflect any stock merger, consolidation, stock split, stock dividend or other similar capital adjustment.

         The Board of Directors may amend or terminate the Directors Plan at any time. However, amendments to the Directors Plan relating to the amount, price, or timing of the option grants may not be made more than once in any six-month period. No amendment of the Directors Plan may increase the number of shares reserved under the Directors Plan, materially increase the benefits accruing to participants under the Directors Plan, or change the designation of employees eligible to participate in the Directors Plan without prior stockholder approval. Any amendment or termination of the Directors Plan will not affect Options already granted and such Options shall remain in full force and effect as if the Directors Plan had not been amended or terminated.

FEDERAL INCOME TAX CONSEQUENCES FOR OPTION UNDER THE DIRECTORS PLAN

         The Directors Plan is not a "qualified plan" as defined in Section 401(a) of the Code. The options granted under the Directors Plan will be nonstatutory stock options ("NSO's"), which do not qualify as "incentive stock options" under Section 422 of the Code.

         An optionee does not realize any compensation income upon the grant of a NSO because such options are not readily marketable. Additionally, the Company may not take a tax deduction at the time of the grant. Upon exercise of a NSO, an optionee realizes and must report as compensation income an amount equal to the difference between the fair market value of the Common Stock on the date of exercise and the exercise price. The Company is entitled to take a deduction at the same time and in the same amount as the optionee reports as compensation income, provided the Company withholds federal income tax in accordance with the Code and applicable Treasury regulations.

         When an optionee disposes of the shares of Common Stock received upon exercise of a NSO, he or she will realize capital gain income if the amount realized on the sale exceeds the optionee's basis in the shares. If the optionee's basis in the shares exceeds the amount realized on the sale, the optionee will realize a capital loss. A disposition of shares of Common Stock that results in a net capital gain will be taxed at the ordinary income rate (but not more than 28%). If the stock is disposed of at a price less than the exercise price, the loss will be a capital loss. In 1994, capital losses were deductible for individuals to the extent of capital gains plus an amount not exceeding $3,000 ($1,500 for married individuals filing separately). There is no tax impact to the Company upon the sale of shares by an optionee. The optionee's basis in the optioned shares will be equal to the exercise price.

         Special rules apply with respect to shares of Common Stock transferred directly to or acquired upon exercise of a NSO by an individual who is subject to the"short-swing profits" provisions of the Exchange Act (an "Insider"). "Insiders" include officers, directors, and ten-percent stockholders of the Company.

         In addition to the foregoing federal tax considerations, the exercise of an Option and the ultimate sale or other disposition of the shares of Common Stock acquired thereby will in most cases be subject to state income taxation. The impact of state income taxation laws will depend upon the residence and individual circumstances of each optionee.

REQUIRED VOTE

         Approval of the amendment to the Directors Plan requires the affirmative vote of a majority of voting power of Common Stock present at the Annual Meeting in person or by proxy.

  THE BOARD RECOMMENDS THAT YOU VOTE FOR THE INCREASE IN SHARES AUTHORIZED FOR ISSUANCE UNDER THE NON-EMPLOYEE DIRECTORS STOCK OPTION PLAN

                            PROPOSALS BY STOCKHOLDERS

         Any Stockholder proposal that is intended to be presented at the Company's 1996 Annual Meeting of Stockholders must be received at the Company's principal executive offices by no later than July 13, 1996, if such proposal is to be considered for inclusion in the Company's proxy statement and form of proxy relating to such meeting.

                                 OTHER BUSINESS

         The Annual Meeting is being held for the purposes set forth in the Notice that accompanies this Proxy Statement. The Board is not presently aware of any business to be transacted at the Annual Meeting other than as set forth in the Notice.

                                             By Order of the Board of Directors,
                                             /s/Janice L. Backus
                                                --------------------------------
                                                Janice L. Backus
                                                Secretary

Phoenix, Arizona
November 7, 1995

                                   ZILA, INC.
              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

   The undersigned hereby constitutes and appoints JOSEPH HINES, CLARENCE J. BAUDHUIN and JANICE L. BACKUS, or any of them acting in the absence of the others, with full power of substitution, the true and lawful attorneys and proxies of the undersigned, to attend the Annual Meeting of the Stockholders of ZILA, INC. (the "Company") to be held at Marriott's Camelback Inn, 5402 East Lincoln Drive, Scottsdale, Arizona 85253 on December 8, 1995, at 9:00 a.m., local time, and any adjournments thereof, and to vote the shares of Common Stock of the Company standing in the name of the undersigned, as directed below, with all the powers the undersigned would possess if personally present at the meeting.

PROPOSAL NO. 1: To elect seven directors to the Company's Board to serve for the next year or until their successors are elected.

NOMINEES: JOSEPH HINES, CLARENCE J. BAUDHUIN, H. RAY COX, CARL A. SCHROEDER, DR.
          JAMES E. TINNELL, PATRICK M. LONERGAN and MICHAEL S. LESSER

--------- VOTE for all nominees except those whose names are written on the line provided below (if any).

--------- VOTE WITHHELD on all nominees.

PROPOSAL NO. 2: Ratification of the selection of Deloitte & Touche as the independent public accounting firm for the Company for the fiscal year ending July 31, 1996. (Mark only one.)

--------- VOTE FOR

--------- VOTE AGAINST

--------- VOTE WITHHELD

       PLEASE PROMPTLY DATE, SIGN AND RETURN IN THE ENCLOSED ENVELOPE.

PROPOSAL NO. 3: Approval of an amendment to the Company's Stock Option Award Plan to increase the number of authorized shares thereunder from 4,000,000 to 5,000,000. (Mark only one.)

--------- VOTE FOR
--------- VOTE AGAINST
--------- VOTE WITHHELD

PROPOSAL NO. 4: Approval of an amendment to the Company's Non-Employee Directors Stock Option Plan to increase the number of authorized shares thereunder from 100,000 to 200,000. (Mark only one.)

--------- VOTE FOR
--------- VOTE AGAINST
--------- VOTE WITHHELD

   THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE DIRECTIONS INDICATED HEREIN. IF NO SPECIFIC DIRECTIONS ARE GIVEN, THIS PROXY WILL BE VOTED FOR APPROVAL OF ALL NOMINEES LISTED HEREIN, FOR APPROVAL OF THE PROPOSALS LISTED HEREIN AND, WITH RESPECT TO ANY OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING, IN ACCORDANCE WITH THE DISCRETION OF THE PROXIES.

   DATED:        , 1995.

                             (Signature)
                             ----------------------------------------------
                             (Signature)
                             ----------------------------------------------

   When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person. If a joint tenancy, please have both joint tenants sign.